EXHIBIT 5.1

                               December 16, 1996

Franklin Consolidated Mining Co., Inc.
76 Beaver Street
Suite 500
New York, New York  10005

                   Re: Registration Statement on Form SB-2 of
                       relating to 9,200,000 shares of Common Stock

Dear Sir or Madam:

     This opinion relates to an aggregate of 9,200,000 shares of Common Stock, par value $.01 per share (the "Common Stock") of Franklin Consolidated Mining Co., Inc. (the "Company") which is the subject matter of a Registration Statement initially filed with the Securities and Exchange Commission on November 18, 1996 (the "Registration Statement"). The 9,200,000 shares of Common Stock covered by the Registration Statement are being sold by a selling security holder of the Company (the "Selling Security Holder").

     Based on such investigations as we have deemed necessary, we are of the opinion that the sares of Common Stock being sold by Selling Security Holder have been validly issued, fully paid and are non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm in the Prospectus under the caption "Named Experts and Counsel".

                               Very truly yours,

                               /S/ FALCONE, HOUDEK, BAILEY & CURD LLP
                               --------------------------------------
                               FALCONE, HOUDEK, BAILEY & CURD LLP